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Exhibit 3.1

        Digital Angel Corporation

CERTIFICATE OF DESIGNATION
OF THE
RELATIVE RIGHTS, RESTRICTIONS AND PREFERENCES
OF
SERIES A PREFERRED STOCK

        The undersigned, as the Vice President, Finance and Chief Financial Officer of Digital Angel Corporation, a Delaware corporation (the "Company"), hereby certifies that on the 2nd day of November, 2003, the following resolutions were adopted by the Board of Directors of the Company for the purpose of establishing and designating a class of the Company's preferred stock as "Series A Preferred Stock."

  RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors by the laws of the State of Delaware and the Company's Certificate of Incorporation, as amended and restated, the Board of Directors hereby establishes the following class of preferred stock:

  A.
  One Hundred Thousand (100,000) shares of the Company's authorized but unissued preferred stock, $1.75 par value per share, shall be designated as "Series A Preferred Stock;" and

  B.
  The remaining balance of the Company's authorized but unissued preferred stock shall be undesignated as to class or series.

  FURTHER RESOLVED, that the Series A Preferred Stock shall have the relative rights, restrictions and preferences set forth in Appendix A attached hereto.

  FURTHER RESOLVED, that Four Million (4,000,000) shares of the Company's authorized and unissued common stock, $0.005 par value per share ("Common Stock"), are hereby reserved and set aside for issuance upon the conversion of the Series A Preferred Stock into Common Stock, such number of shares of Common Stock to be subject to adjustment as provided in the attached Appendix A.

        IN WITNESS WHEREOF, I have hereunder subscribed my name this 19th day of December, 2003.

/s/ JAMES P. SANTELLI James P. Santelli Vice President, Finance and Chief Financial Officer

Appendix A

Digital Angel Corporation
Series A Preferred Stock

        The total number of shares of capital stock which Digital Angel Corporation (the "Company") is authorized to issue is Ninety-Six Million (96,000,000) shares, consisting of Ninety-Five Million (95,000,000) shares of common stock, $0.005 per share par value (the "Common Stock"), and One Million (1,000,000) shares of undesignated preferred stock, $1.75 per share par value (the "Preferred Stock"). The Preferred Stock shall include a class of One Hundred Thousand (100,000) shares designated as Series A Preferred Stock ("Series A Preferred"). The balance of the Company's authorized but unissued Preferred Stock shall be undesignated Preferred Stock. The rights, privileges, restrictions and other matters relating to the Series A Preferred are as follows:

        1.    DIVIDEND RIGHTS.    Holders of Series A Preferred shall not be entitled to receive dividends on the Series A Preferred, except for any dividends payable in Common Stock as provided in Section 4 herein.

  2.
  VOTING RIGHTS.

            (a)    General Rights.    Except as otherwise provided herein or as required by law, the Series A Preferred shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series A Preferred shall be entitled to one vote per share of Series A Preferred held.

            (b)    Separate Vote of Series A Preferred.    For so long as shares of Series A Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least fifty percent (50%) of the outstanding shares of Series A Preferred shall be necessary for effecting or validating any amendment, alteration or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation) that alters or changes the voting or other powers, preferences, other special rights or privileges or restrictions of the Series A Preferred or any other action that alters or changes the rights, preferences or privileges of the Series A Preferred.

  3.
  LIQUIDATION RIGHTS.

            (a)    Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of Common Stock, the holders of Series A Preferred shall be entitled to be paid out of the assets of the Company One Dollar ($1.00) per share for each share of Common Stock obtainable upon conversion of the Series A Preferred held by them (on an as-converted basis and as adjusted for any combinations, splits, recapitalizations and the like with respect to such shares). If, upon any such liquidation, dissolution or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series A Preferred of the liquidation preference set forth in this Section 3(a), then such assets shall be distributed among the holders of Series A Preferred at the time outstanding ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

            (b)    After the payment of the full liquidation preference of the Series A Preferred as set forth in Section 3(a) above, the holders of Common Stock shall be entitled to be paid out of the assets of the Company One Dollar ($1.00) per share of Common Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Common Stock held by them. If, upon any such liquidation, dissolution or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Common Stock of the liquidation preference set forth in this Section 3(b), then such assets shall be distributed among the holders of Common Stock at the time outstanding ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

            (c)    After the payment of the full liquidation preferences as set forth in Sections 3(a) and 3(b) above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Series A Preferred (on an as-converted basis) and Common Stock, based on the number of shares of Common Stock deemed outstanding.

            (d)    The following events shall NOT be considered a liquidation under this Section: any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, a sale, lease or other deposition of all or substantially all of the assets of the Company, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company's voting power is transferred (an "Acquisition").

  4.
  CONVERSION RIGHTS.

            The holders of the Series A Preferred shall have the following rights with respect to the conversion of the Series A Preferred into shares of Common Stock (the "Conversion Rights"):

            (a)    Optional Conversion.    Subject to and in compliance with the provisions of this Section 4, any shares of Series A Preferred may, at the option of the holder, be converted into fully-paid and nonassessable shares of Common Stock if: (i) the volume weighted average price (as defined below) of the Common Stock over a period of ten (10) consecutive trading days prior to the conversion equals or exceeds Four Dollars ($4.00) per share ("Volume Period") or (ii) the holder elects to participate in a Sale, as defined in the Voting and Tag-Along Agreement by and between the holder, other holders of Series A Preferred and Applied Digital Solutions, Inc. The initial conversion rate shall be Forty (40) shares of Common Stock for each share of Series A Preferred converted ("Conversion Rate"). Such initial Conversion Rate shall be adjusted from time to time in accordance with this Section 4. Volume weighted average price means the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Principal Market (which shall initially mean the American Stock Exchange and shall also include the New York Stock Exchange, the NASDAQ Small-Cap Market or the NASDAQ National Market, whichever is at the time the principal trading exchange or market for the Common Stock), the daily volume weighted average price of the Common Stock for such date on the Principal Market on which the Common Stock is then listed or quoted as reported; (b) if the Common

    Stock is not then listed or quoted on a Principal Market and if prices for the Common Stock are then quoted on the Over-The-Counter Bulletin Board, the volume weighted average price of the Common Stock for such date on the Over-The-Counter Bulletin Board; (c) if the Common Stock is not then listed or quoted on the Over-The-Counter Bulletin Board and if prices for the Common Stock are then reported in the "Pink Sheets" published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the average of the most recent bid and ask price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by a nationally recognized-independent appraiser selected in good faith by the Board of Directors of the Company.

            (b)    Mechanics of Conversion.    Each holder of Series A Preferred who desires and is entitled to convert the same into shares of Common Stock pursuant to Section 4(a) shall surrender the certificate or certificates representing the shares of Series A Preferred to be converted, duly endorsed, at the office of the Company or any transfer agent for the Series A Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Notices of conversion shall state the number of shares of Series A Preferred being converted. If a holder of Series A Preferred is converting the same pursuant to Section 4(a)(i), such holder must give written notice and surrender the certificate or certificates representing the shares of Series A Preferred to be converted within five (5) business days after the Volume Period. Thereupon, the Company or its transfer agent shall issue and deliver to such holder within ten (10) business days at the most recent address of the holder on the Company's records, a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash (at the Common Stock's fair market value which shall be deemed to be the volume weighted average price of the Common Stock over a period of ten (10) consecutive trading days prior to conversion) the value of any fractional share of Common Stock otherwise issuable to such holder of Series A Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. The Company or its transfer agent shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates, along with providing any security reasonably requested by the Company or its transfer agent.

            (c)    Adjustment for Stock Splits and Combinations.    If the Company at any time or from time to time after the date that the first share of Series A Preferred is issued (the "Original Issue Date") effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series A Preferred Conversion Rate in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company at any time or from time to time after the Original Issue Date combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series A Preferred Conversion Rate in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(c) shall become effective at the close of business on the date the subdivision or combination becomes effective.

            (d)    Adjustment for Common Stock Dividends and Distributions.    If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series A Preferred Conversion Rate that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series A Preferred Conversion Rate then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Preferred Conversion Rate shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Preferred Conversion Rate shall be adjusted pursuant to this Section 4(d) to reflect the actual payment of such Common Stock dividend or distribution.

            (e)    Adjustment for Reclassification, Exchange and Substitution.    If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Series A Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition as defined in Section 3(d) or a subdivision or combination of shares or a reorganization, merger or consolidation provided for elsewhere in this Section 4), upon any such event each holder of Series A Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

            (f)    Reorganizations, Mergers or Consolidations.    If at any time or from time to time after the Original Issue Date there is a capital reorganization of the Common Stock or the merger or consolidation of the Company with or into another corporation or another entity or person, as a part of such capital reorganization a provision shall be made so that the holders of the Series A Preferred shall thereafter be entitled to receive upon conversion of the Series A Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series A Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series A Preferred Conversion Rate then in effect and the number of shares issuable upon conversion of the Series A Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

            (g)    Certificate of Adjustment.    In each case of an adjustment or readjustment of the Series A Preferred Conversion Rate for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred, if the Series A Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a written notice describing such adjustment or readjustment, and shall deliver such notice to each registered holder of Series A Preferred at the holder's address as shown in the Company's books. The notice shall set forth such adjustment or readjustment and show in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series A Preferred Conversion Rate at the time in effect, (iii) the number of additional shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred.

            (h)    Notices of Record Date.    Upon any Acquisition (as defined in Section 3(d)), capital reorganization of the Company, reclassification or recapitalization of the capital stock of the Company, merger or consolidation of the Company with or into any other corporation or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall deliver to each holder of Series A Preferred at least ten (10) days prior to the record date specified therein (or such shorter period approved by the holders of at least a majority of the then outstanding shares of Series A Preferred) a notice specifying (i) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (ii) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

            (i)    Fractional Shares.    No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (determined as set forth in Section 4(b)) on the date of conversion.

            (j)    Reservation of Stock Issuable Upon Conversion.    The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

            (k)    Notices.    Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively delivered: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

            (l)    Payment of Taxes.    The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred so converted were registered.

  5.
  REGISTRATION RIGHTS.

            (a)    Piggyback Registration Rights.    If the Company proposes to file any registration statement (other than a registration statement on Form S-4, Form S-8, any successor or replacement form or any registration form that does not permit secondary sales) under the Securities Act of 1933, as amended (the "Securities Act"), covering a public offering of the Company's Common Stock ("Registration Statement"), the Company will give written notice to the holders of the Series A Preferred at least forty-five (45) days before each such filing and will include in the Registration Statement (to the extent permitted by applicable regulation) as such holders may reasonably request any shares of Common Stock acquired or to be acquired by the holders of the Series A Preferred upon the conversion of the Series A Preferred, which request must be received by the Company in writing within fifteen (15) days after the giving of such notice. If the Registration Statement filed pursuant to such forty-five (45) day notice has not become effective within six (6) months following the date such notice is given to the holders of the Series A Preferred, the Company must again notify such holders in the manner provided herein. These registration rights remain applicable to shares of Common Stock issued upon the conversion of the Series A Preferred.

            (b)    Demand Registration Rights.    At any time after conversion of the Series A Preferred into shares of Common Stock, and on a two(2)-time basis only, if the holders of an aggregate value of $5,000,000 or more of shares of Common Stock acquired upon conversion of the Series A Preferred request the registration of the shares of Common Stock, the Company shall promptly thereafter use commercially reasonable efforts to effect the registration under the Act, within three (3) months of filing the registration statement, of all such shares of Common Stock which such holders request in writing to be so registered, and in a manner as nearly as commercially possible corresponding to the methods of distribution described in such holders' request. The Company shall keep effective and maintain any such registration or qualification described in this Section 5(b) for a period of at least one (1) year after the effective date thereof; provided that it may withdraw such Registration Statement before the expiration of such one (1)-year period if all of the shares of Common Stock subject to the Registration Statement have been resold. In addition, after the Registration Statement has been effective for at least 90 days, holders of shares of Common Stock the resale of which has been registered under the Registration Statement shall not sell such shares pursuant to the Registration Statement if the Company's Chief Executive Officer certifies that the Board of Directors has determined that it would be unduly detrimental or prejudicial to the public market for the Company's Common Stock or its business or financial prospects to continue sales of shares of Common Stock under the Registration Statement and the Company gives notice of such certification as hereinafter provided. The Company shall mail such notice to each holder of record of the shares of Series A Preferred and/or the holders of the Common Stock acquired upon conversion of Series A Preferred at the addresses of such holders appearing on the books of the Company or its transfer agent. Any notice which is given in the manner provided herein shall be conclusively presumed to have been duly given, whether or not a holder of such shares actually receives the notice. Each such notice shall specify the period during which holders of Series A Preferred and Common Stock shall not sell their shares under the Registration Statement. The Company also may enter a stop order on its records or have its transfer agent enter a stop order suspending sales of shares of the Common Stock under the Registration Statement as described herein. When any such period of suspended sales terminates, the Company shall again give notice of such termination to the holders of Series A Preferred and Common Stock as provided in this Section 5(b) and also remove any corresponding stop orders

            (c)    Expenses of Registration.    With respect to each inclusion of shares of Common Stock to be acquired upon conversion of the Series A Preferred in a Registration Statement pursuant to this Section 5, the Company shall bear the following fees, costs and expenses: all registration, filing and NASD fees, printing expenses, fees and disbursements of counsel and accountants for the Company, fees and disbursements of counsel for the underwriter or underwriters of such securities (if the offering is underwritten and the Company is required to bear such fees and disbursements), all internal expenses of the Company, the premiums and other costs of policies of insurance against liability arising out of the public offering and legal fees and disbursements and other expenses of complying with state securities laws of any jurisdictions in which the securities to be offered are to be registered or qualified. Fees and disbursements of special counsel and accountants for selling holders of Common Stock to be acquired upon conversion of the Series A Preferred, underwriting discounts and commissions and transfer taxes for such selling holders and any other expenses relating to the sale of shares of Common Stock by the selling holders not expressly included above shall be borne by the selling holders.

            (d)    Notices Related to Registration.    The Company shall promptly give notice of the following events to the holders of the Series A Preferred and the shares of Common Stock acquired upon conversion of the Series A Preferred: (i) the filing of the Registration Statement; (ii) the effective date of the Registration Statement; and (iii) the entry of a stop order by the Securities and Exchange Commission or any other securities authority with jurisdiction over the Company with respect to the sale of shares pursuant to the Registration Statement. The Company shall mail the notices as provided in this Section 5(d) to each holder of record of the Series A Preferred and the Common Stock acquired upon conversion of the Series A Preferred at the address of such holder appearing on the books of the Company. Any notice which is given in the manner provided herein shall be conclusively presumed to have been duly given, whether or the a holder of the Series A Preferred or Common Stock actually receives the notice.

            (e)    Other Matters Related to Registration.    The Company will furnish the holders of the Series A Preferred or Common Stock whose shares are included in any Registration Statement pursuant to this Section 5 with a reasonable number of copies of any prospectus included in such filings and will amend or supplement the same as required during the period of required use thereof. In the case of the filing of any Registration Statement under this Section 5, and to the extent permissible under the Securities Act and controlling precedent thereunder, the Company and the holders of the Series A Preferred whose shares of Common Stock are included in such Registration Statement shall provide cross indemnification agreements to each other in customary scope covering the accuracy and completeness of the information furnished by each and included in such Registration Statement. If any registration under this Section 5 is underwritten, in whole or in part, the Company may require that the shares of Common Stock requested for inclusion under this Section 5 be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriter(s). The registration rights granted to the holders of the Series A Preferred under this Section 5 shall be available only with respect to the shares of the Company's Common Stock into which the Series A Preferred may be converted and not with respect to the shares of Series A Preferred or any other securities of the Company. The holders of the Series A Preferred shall cooperate with the Company in the preparation and filing of any such Registration Statement and in the furnishing of information concerning the holder for inclusion therein, or in any efforts by the Company to establish that the proposed sale is registered or exempt under the Securities Act or registered, qualified or exempt under state securities laws as to any proposed distribution.

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

DIGITAL ANGEL CORPORATION

        Digital Angel Corporation (f/k/a Medical Advisory Systems, Inc.), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

        FIRST: That the Board of Directors of Digital Angel Corporation (the "Corporation") duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that the proposed amendment be submitted to the stockholders of the Corporation for approval. The resolution setting forth the proposed amendment is as follows:

        RESOLVED, that the Board of Directors of the Corporation hereby declares that it would be advisable to amend the Certificate of Incorporation of the Corporation by adding a new Article Ninth, as follows, and hereby directs that the proposed amendment be submitted to the stockholders of the Corporation for approval:

        "NINTH: The Corporation shall not take any of the following actions without the approval of the holders of 66.6% of the issued and outstanding common stock of the Corporation:

          (i)  implementing a Bankruptcy Decision with respect to the Corporation or any of its direct or indirect subsidiaries if, at the time such Bankruptcy Decision is implemented or is to be implemented, (A) a Bankruptcy Decision has been made with respect to Applied Digital Solutions, Inc., a corporation organized under the laws of Missouri ("ADS"), or any of its direct or indirect subsidiaries, or (B) ADS is in default under or with respect to any obligation for borrowed money, including the Credit Documents, regardless of whether such default has been declared; and

         (ii)  approving any issuance of Corporation Stock (or securities of any of its direct or indirect subsidiaries) or securities convertible into or exercisable for Corporation Stock (or securities of any of its direct or indirect subsidiaries), including options or warrants for Corporation Stock (or securities of any of its direct or indirect subsidiaries), for (A) non-cash consideration or (B) cash consideration of less than Fair Market Value.

        For purposes of items (i) and (ii) above, the following defined terms shall have the following meanings:

        "Bankruptcy Decision" means, with respect to a specified entity, any of the following actions: (i) filing any voluntary petition in bankruptcy on behalf of such entity, (ii) consenting to the filing of any involuntary petition in bankruptcy against such entity, (iii) filing any petition seeking, or consenting to, reorganization or relief under any applicable federal, state or foreign law relating to bankruptcy or insolvency, on behalf of such entity, (iv) consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such entity or a substantial part of the property of such entity, (v) making any assignment for the benefit of creditors on behalf of such entity, (vi) admitting in writing the inability of such entity to pay its debts generally as they become due, or (vii) taking any action by such entity in furtherance of any of the foregoing actions.

        "Corporation Stock" means the common stock, par value $.005 per share, of the Corporation, and any stock into which such common stock shall have been changed, any stock resulting from any reclassification of such common stock, any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization), and all other stock of any class or classes (however designated) of the Corporation (or its successors) the holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference.

        "Credit Agreement" means that certain Third Amended and Restated Term Credit Agreement, dated as of March 1, 2002, among IBM Credit Corporation, Digital Angel Share Trust and ADS.

        "Credit Documents" means the Credit Agreement, the Guarantee (as defined in the Credit Agreement), and any security agreements, leases, instruments, documents, guarantees, schedules of assignment, contracts and similar agreements, including schedules, attachments, exhibits and ancillary documentation or other supporting documents, executed by or on behalf of each Borrower (as defined in the Credit Agreement), or any other Loan Party (as defined in the Credit Agreement), and delivered to Lender (as defined in the Credit Agreement), pursuant to the Credit Agreement or otherwise, and all amendments, supplements and other modifications to the foregoing from time to time.

        "Fair Market Value" means, on any date specified, the average of the daily Market Price of a share of Corporation Stock during the 10 consecutive trading days before such date, except that, if on any such date the shares of Corporation Stock are not listed or admitted for trading on any national securities exchange or quoted in the over-the-counter market, Fair Market Value shall be the Market Price on such date.

        "Market Price" means, on any date specified, an amount per share of Corporation Stock equal to (i) the last reported sale price of such common stock, regular way, on such date or, in case no such sale takes place on such date, the average of the closing bid and asked prices thereof regular way on such date, in either case as officially reported on the principal national securities exchange on which such Corporation Stock is then listed or admitted for trading, (ii) if such Corporation Stock is not then listed or admitted for trading on any national securities exchange but is designated as a national market system security by the NASD, the last reported trading price of the Corporation Stock on such date, (iii) if there shall have been no trading on such date or if the Corporation Stock is not so designated, the average of the closing bid and asked prices of the Corporation Stock on such date as shown by the NASD automated quotation system, or (iv) if such Corporation Stock is not then listed or admitted for trading on any national exchange or quoted in the over-the-counter market, the fair value thereof (as of a date which is within 10 days of the date as of which the determination is to be made) determined in good faith by the Corporation's Board of Directors."

        SECOND: That thereafter, pursuant to resolution of its Board of Directors, the proposed amendment was submitted to the stockholders of the Corporation and that the necessary number of shares required by statute consented to the adoption of the amendment by written consent pursuant to the provisions of Delaware General Corporation Law Section 228.

        THIRD: That prompt written notice of the adoption of the amendment to the Corporation's Certificate of Incorporation was sent to all stockholders of record who had not consented in writing as provided in Delaware General Corporation Law Section 228(e).

        FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

        IN WITNESS WHEREOF: said Digital Angel Corporation has caused this certificate to be signed by Randolph Geissler, its President and James Santelli, its Secretary, this 26th day of March, 2002.

		By:	/s/ RANDOLPH K. GEISSLER

		Name:	Randolph K. Geissler President
ATTEST:
By:	/s/ JAMES P. SANTELLI

Name:	James P. Santelli Secretary

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

MEDICAL ADVISORY SYSTEMS, INC.

        It is hereby certified that:

          1.     The name of the corporation (hereinafter, the "Corporation") is MEDICAL ADVISORY SYSTEMS, INC.

          2.     The certificate of incorporation of the Corporation is hereby amended by striking out Article First and Article Fourth thereof and by substituting in lieu of said Articles in their entirety the following new Articles:

    FIRST:    The name of the Corporation is "Digital Angel Corporation;"

    FOURTH:    The total number of shares of capital stock which the Corporation shall have the authority to issue is ninety-six million (96,000,000) shares, consisting of ninety-five million (95,000,000) shares of common stock, par value $0.005 per share, and one million (1,000,000) shares of preferred stock, par value $1.75 per share. The holders of common stock shall have one vote per share and shall be entitled, voting as a class, to elect all members of the Board of Directors except for the number of directors that the holders of preferred stock shall be entitled, voting as a class, to elect, but in any case the holders of the common stock shall be entitled to elect at least a majority of the members of the Board of Directors. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of preferred stock in one or more series, and by filing a certificate pursuant to the applicable law of the state of Delaware, to establish from time to time the number of shares to be included in each series and to fix the designations, powers (including voting powers), preferences and rights of the shares of each series and the qualifications, limitations or restrictions thereof.

    Dividends on outstanding shares of preferred stock shall be paid or declared and set apart for payment before any dividends are paid or declared and set apart for payment on shares of the common stock for the same dividend period.

    If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of preferred stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of preferred stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

          3.     The amendments to the certificate of incorporation herein certified have been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

          4.     The effective time of the amendments herein certified shall be March 27, 2002.

        IN WITNESS WHEREOF, I made, signed, and sealed this Certificate of Amendment this 27th day of March, 2002.

/s/ RONALD W. PICKETT Ronald W. Pickett President

CERTIFICATE ELIMINATING CERTIFICATE OF DESIGNATIONS
OF MEDICAL ADVISORY SYSTEMS, INC.

Pursuant to Section 151(g) of the General Corporation
Law of the State of Delaware

        MEDICAL ADVISORY SYSTEMS, INC., a Delaware corporation (the "Corporation"), pursuant to the authority contained in Article Fourth of its Certificate of Incorporation, as amended, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby certify:

        FIRST, that no shares of the Corporation's Series A Redeemable Convertible Preferred Stock (the "Series A Preferred Stock") are outstanding.

        SECOND, that the Board of Directors of the Corporation duly adopted a resolution that none of the authorized shares of the Series A Preferred Stock are outstanding and that none will be issued subject to the Certificate of Designations previously filed with respect to such Series A Preferred Stock. The text of the resolution is as follows:

    RESOLVED, that whereas none of the authorized shares of the Series A Redeemable Convertible Preferred Stock of the Corporation (the "Series A Preferred Stock") are outstanding, and whereas no shares of Series A Preferred Stock will be issued subject to the Certificate of Designations of Series A Redeemable Convertible Preferred Stock of Medical Advisory Systems, Inc. previously filed with the State of Delaware with respect to the Series A Preferred Stock (the "Certificate of Designations"), now therefore the Corporation hereby eliminates from its Certificate of Incorporation all matters set forth in the Certificate of Designations with respect to the Series A Preferred Stock and further authorizes and directs the officers of the Corporation, and each of them, to execute any paper or document or perform any act in connection with the foregoing matters as they may determine to be necessary or advisable in order to implement fully this resolution.

        IN WITNESS WHEREOF, said Medical Advisory Systems, Inc. has caused this certificate to be signed by Ronald W. Pickett, its President, and Robert P. Crabb, its Secretary, this 10 day of August, 1999.

		By:	/s/ RONALD W. PICKETT President
Attest:	/s/ ROBERT P. CRABB Secretary

CERTIFICATE OF DESIGNATIONS
OF SERIES A
REDEEMABLE CONVERTIBLE PREFERRED STOCK
OF
MEDICAL ADVISORY SYSTEMS, INC.

PURSUANT TO SECTION 151
OF THE
DELAWARE GENERAL CORPORATION LAW

        We, Ronald W. Pickett, Chairman and President, and Robert P. Crabb, Secretary, of Medical Advisory Systems, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), certify that pursuant to the authority contained in Article Fourth of the Corporation's Restated Certificate of Incorporation, as amended, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has adopted, on February 3, 1999, the following resolution creating a series of preferred stock of the Corporation designated as the Series A Redeemable Convertible Preferred Stock:

        RESOLVED, by the Board of Directors of Medical Advisory Systems, Inc., a Delaware corporation (the "Corporation"), that pursuant to Article Fourth of the Restated Certificate of Incorporation of the Corporation, as amended, there be, and hereby is, established a new series of preferred stock of the Corporation, consisting of 500,000 shares, par value $1.75 per share, designated "Series A Redeemable Convertible Preferred Stock" and having the powers, designations, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions on such preferences and/or rights as set forth in Exhibit A hereto.

        IN WITNESS WHEREOF, Medical Advisory Systems, Inc. has caused this Certificate of Designations to be signed by its President and chief Executive Officer and adopted by its Secretary on this 3rd day of February, 1999.

ATTEST:

/s/ ROBERT P. CRABB Robert P. Crabb, Secretary	/s/ RONALD W. PICKETT Ronald W. Pickett, Chairman and President

EXHIBIT A

MEDICAL ADVISORY SYSTEMS, INC.
SERIES A REDEEMABLE
CONVERTIBLE PREFERRED STOCK

        1.    Certain Definitions.    Unless the content otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified.

        Common Stock.    The Term "Common Stock" shall mean all shares now or hereafter authorized of any class of Common Stock of the Corporation and any other stock of the Corporation, howsoever designated, authorized after the Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

        Conversion Date.    The term "Conversion Date" shall have the meaning set forth in subparagraph 5(d) below.

        Conversion Price.    The term "Conversion Price" shall mean the price per share of Common Stock used to determine the number of shares of Common Stock deliverable upon conversion of a share of the Preferred Stock, which price shall be the Original Purchase Price, subject to adjustment in accordance with the provisions of paragraph 5 below.

        Dividend Payment Date.    The term "Dividend Payment Date" shall have the meaning set forth in subparagraph 2(a) below.

        Dividend Period.    The term "Dividend Period" shall have the meaning set forth in subparagraph 2(a) below.

        Excluded Stock.    The term Excluded Stock shall have the meaning set forth in subparagraph 5(f)(ii) below.

        Final Redemption Date.    The term "Final Redemption Date" shall have the meaning set forth in subparagraph 4(e) below.

        Issue Date.    The term "Issue Date" shall mean the date that shares of Preferred Stock are first issued by the Corporation.

        Junior Stock.    The term "Junior Stock" shall mean, for purposes of paragraphs 2 and 6 below, the Common Stock and any other class or series of stock of the Corporation issued after the Issue Date not entitled to receive any dividends in any Dividend Period unless all dividends required to have been paid or declared and set apart for payment on the Preferred Stock shall have been so paid or declared and set apart for payment and, for purposes of paragraphs 3 and 6 below, any class or series of stock of the Corporation issued after the Issue Date not entitled to receive any assets upon the liquidation, dissolution or winding up of the affairs of the Corporation until the Preferred Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

        Original Purchase Price.    The term "Original Purchase Price" shall mean the purchase price of the Preferred Stock upon issuance, which is $6.00 per share of Preferred Stock.

        Parity Stock.    The term "Parity Stock" shall mean, for purposes of paragraphs 2 and 6 below, any other class or series of stock of the Corporation issued after the Issue Date entitled to receive payment of dividends on a parity with the Preferred Stock and, for purposes of paragraphs 3 and 6 below, any other class or series of stock of the Corporation issued after the Issue Date entitled to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Preferred Stock.

        Redemption Agent.    The term "Redemption Agent" shall have the meaning set forth in subparagraph 4(d) below.

        Redemption Date.    The term "Redemption Date" shall have the meaning set forth in subparagraph 4(c) below.

        Redemption Trigger.    The term "Redemption Trigger" shall mean any date on or after the date on which the average of the daily closing prices per share of Common Stock for ten (10) consecutive trading days has equaled or exceeded $15.00 per share.

        Subsidiary.    The term "Subsidiary" shall mean any corporation of which shares of stock possessing at least a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation, whether directly or indirectly through one or more Subsidiaries.

        2.    Dividends.

        (a)   The holders of Preferred Stock shall be entitled to receive, out of funds legally available for that purpose, cash dividends at the rate of 8% of the Original Purchase Price per share per annum, and no more. Such dividends shall be cumulative from the Issue Date and shall be payable in arrears, when and as declared by the Board of Directors, on the 30th day of January, April, July, and October in each year, (each such date being herein referred to as a "Dividend Payment Date"), commencing on April 30, 1999, with proper adjustment for any dividend period that is less than a full quarter year. The quarterly period between consecutive Dividend Payment Dates shall hereinafter be referred to as a "Dividend Period." Each such dividend shall be paid to the holders of record of the Preferred Stock as their names appear on the share register of the Corporation on the corresponding Record Date. As used above, the term "Record Date" means, with respect to the dividend payable on January 30, April 30, July 30, and October 30 of each year, the preceding December 30, March 30, June 30, and September 30, respectively, or such other record date designated by the Board of Directors of the Corporation with respect to the dividend payable on such respective Dividend Payment Date. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 50 days preceding the payment date thereof, as may be fixed by the Board of Directors.

        (b)   In the event that full cash dividends are not paid or made available to the holders of all outstanding shares of Preferred Stock and of any Parity Stock, and funds available shall be insufficient to permit payment in full in cash to all such holders of the preferential amounts to which they are then entitled, the entire amount available for payment of cash dividends shall be distributed among the holders of the Preferred Stock and of any Parity Stock ratably in proportion to the full amount to which they would otherwise be respectively entitled, and any remainder not paid in cash to the holders of the Preferred Stock shall cumulate as provided in subparagraph 2(c) below.

        (c)   If, on any Dividend Payment Date, the holders of the Preferred Stock shall not have received the full dividends provided for in the other provisions of this paragraph 2, then such dividends shall cumulate, whether or not earned or declared, with additional dividends thereon for each succeeding full Dividend Period during which such dividends shall remain unpaid. Unpaid dividends for any period less than a full Dividend Period shall cumulate on a day-to-day basis and shall be computed on the basis of a 365-day year.

        (d)   So long as any shares of Preferred Stock shall be outstanding, the Corporation shall not declare or pay on any Junior Stock any dividend whatsoever, whether in cash, property or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Stock other than Common Stock, together with cash in lieu of fractional shares), nor shall the Corporation make any distribution on any Junior Stock, nor shall any Junior Stock be purchased or redeemed by the Corporation or any Subsidiary, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Junior Stock unless all dividends to which the holders of Preferred Stock shall have been entitled for all previous Dividend Periods shall have been paid or declared and a sum of money sufficient for the payment thereof set apart.

        3.    Distributions Upon Liquidation, Dissolution or Winding Up.    In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, but before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Preferred Stock shall be entitled to be paid the Conversion Price of all outstanding shares of Preferred Stock as of the date of such liquidation or dissolution or such other winding up, plus any accrued and unpaid dividends thereon to such date, and no more, in cash or in property taken at its fair value as determined by the Board of Directors, or both, at the election of the Board of Directors. If such payment shall have been made in full to the holders of the Preferred Stock, and if payment shall have been made in full to the holders of any Parity Stock of all amounts to which such holders shall be entitled, the remaining assets and funds of the Corporation shall be distributed among the holders of Junior Stock, according to their respective shares and priorities. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Preferred Stock and of any Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation shall be distributed among the holders of the Preferred Stock and of any Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation into or with another corporation or corporations, nor the sale of all or substantially all of the assets of the Corporation to another corporation or corporations shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph 3.

        4.    Redemption by the Corporation.

        (a)   The Corporation shall have the right, but not the obligation, at any time and from time to time (i) after one (1) from after the Issue Date and upon the occurrence of any Redemption Trigger to redeem any or all of the outstanding Preferred Stock, at $15.00 per share of Preferred Stock, together, with any accrued but unpaid cumulative dividends thereon to and including the date of redemption; or (ii) after three (3) years from the Issue Date to redeem any or all of the outstanding Preferred Stock, at the Conversion Price, together with any accrued but unpaid cumulative dividends thereon to and including the date of redemption.

        (b)   If less than all of the outstanding shares of Preferred Stock are to be redeemed, such shares shall be redeemed pro rata or by lot as determined by the Board of Directors in its sole discretion. The Corporation shall not redeem less than all of the outstanding shares of Preferred Stock pursuant to the first paragraph of subparagraph 4(a) above at any time unless all cumulative dividends on the Preferred Stock for all previous quarterly Dividend Periods have been paid or declared and funds therefor set apart for payment.

        (c)   Notice of every proposed redemption of Preferred Stock shall be sent by or on behalf of the Corporation, by first class mail, postage prepaid, to the holders of record of the shares to be redeemed at their respective addresses as they shall appear on the records of the Corporation, not less than thirty (30) days nor more than ninety (90) days before the date fixed for redemption (the "Redemption Date") (i) notifying such holders of the election of the Corporation to redeem such shares and of the date of redemption, (ii) at the discretion of the Corporation, stating that the conversion rights of the holders of Preferred Stock shall be suspended commencing on the thirtieth day after the date of the notice to redeem, to continue for a period of time not to exceed ninety (90) days from the date of the notice to redeem, (iii) stating the Conversion Price, (iv) stating the place or places at which the shares called for redemption shall, upon presentation and surrender of the certificates evidencing such shares, be redeemed, and the applicable redemption price therefor, and (v) stating the name and address of any Redemption Agent selected by the Corporation in accordance with subparagraph 4(d) below, and the name and address of the Corporation's transfer agent for the Preferred Stock. The Corporation may act as the transfer agent for the Preferred Stock. The Corporation may rescind the notice to redeem if it is unable to effect the redemption during the period in which the conversion rights of the holders of Preferred Stock are suspended. The notice to redeem shall automatically expire if the Preferred Stock is not redeemed on or prior to the expiration of the ninety (90) day suspension period set forth above. During the first five (5) years after the Issue Date, the Corporation may not give a notice of intent to redeem the Preferred Stock to a holder more than twice.

        (d)   Before the date on which there shall have been a public distribution of the Preferred Stock, the Corporation may act as the redemption agent to redeem the Preferred Stock. Thereafter the Corporation shall appoint as its agent for such purpose a bank or trust company in good standing, organized under the laws of the United States of America or any jurisdiction thereof, and having capital, surplus and undivided profits aggregating at least Twenty Million Dollars ($20,000,000), and may appoint any one or more additional such agents which shall in each case be a bank or trust company in good standing organized under the laws of the United States of America, or of any jurisdiction thereof, having an office or offices in the City of Baltimore, or such other place as shall have been designated by the Corporation, and having capital, surplus and undivided profits aggregating at least Twenty Million Dollars ($20,000,000). The Corporation or such bank or trust company are hereinafter referred to as the "Redemption Agent." Following such appointment and before any redemption, the Corporation shall deliver to the Redemption Agent irrevocable written instructions authorizing the Redemption Agent, on behalf and at the expense of the Corporation, to cause such notice of redemption to be duly mailed as herein provided as soon as practicable after receipt of such irrevocable instructions and in accordance with the above provisions. All funds necessary for the redemption shall be deposited with the Redemption Agent in trust at least two business days before the Redemption Date, for the pro rata benefit of the holders of the shares so called for redemption, so as to be and continue to be available therefor. Neither failure to mail any such notice to one or more such holders nor any defect in any notice shall affect the sufficiency of the proceedings for redemption as to the other holders.

        (e)   If notice of redemption shall have been given as hereinbefore provided, and the Corporation shall not default in the payment of the redemption price, then each holder of shares called for redemption shall be entitled to all preferences and relative and other rights accorded by this resolution until and including the date before the Redemption Date. If the Corporation shall default in making payment or delivery as aforesaid on the Redemption Date, then each holder of the shares called for redemption shall be entitled to all preferences and relative and other rights accorded by this resolution until and including the date before the date (the "Final Redemption Date") when the Corporation makes payment or delivery as aforesaid to the holders of the Preferred Stock. From and after the Redemption Date or, if the Corporation shall default in making payment or delivery as aforesaid, the Final Redemption Date, the shares called for redemption shall no longer be deemed to be outstanding, and all rights of the holders of such shares shall cease and terminate, except the right of the holders of such shares, upon surrender of certificates therefor, to receive amounts to be paid hereunder. The deposit of monies in trust with the Redemption Agent shall be irrevocable except that the Corporation shall be entitled to receive from the Redemption Agent the interest or their earnings, if any, earned on any monies so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings, and any balance of monies so deposited by the Corporation and unclaimed by the holders of the Preferred Stock entitled thereto at the expiration of two (2) years from the Redemption Date (or the Final Redemption Date, as applicable) shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for such payment, without interest.

        5.    Conversion Rights.    The Preferred Stock shall be convertible into Common Stock as follows:

        (a)   Optional Conversion by the Holder.    The holders of Preferred Stock shall have the option to convert, at the option of the holder thereof, at any time and without the payment of any additional consideration therefor into that number of fully paid and none assessable shares of Common Stock as is determined by dividing the Original Purchase Price by the Conversion Price (determined pursuant to this paragraph 5) in effect at the Conversion Date, provided that any such conversion shall only be made in minimum installments of 5,000 or more shares of Preferred Stock and may be exercised only once during any six (6) month calendar period. The Conversion Price shall be subject to adjustment as set forth in subparagraph 5(f) below. In case any share of Preferred Stock is called for redemption, such right of conversion shall be suspended in accordance with the provisions of subparagraph 4(c).

        (b)   Optional Conversion by the Corporation.    The Corporation may not require the conversion of the Preferred Stock and may not call for the conversion of any Preferred Stock.

        (c)   Conversion Price.    The Conversion Price at which shares of Common Stock shall initially be issuable upon conversion of the shares of Preferred Stock shall be the Original Purchase Price. The Conversion Price shall be subject to adjustment as set forth in subparagraph 5(f) below.

        (d)   Mechanics of Conversion.    The holder of any shares of Preferred Stock may exercise the conversion right specified in subparagraph 5(a) by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted. The Corporation shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing the shares of Preferred Stock are either delivered to the Corporation or any transfer agent of the Corporation. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made or on the date of the occurrence of the event specified in subparagraph 5(b), as the case may be, and such date is referred to herein as the "Conversion Date." Subject to the provisions of subparagraph 5(f)(vii), as promptly as practicable thereafter (and after surrender of the certificate or certificates representing shares of Preferred Stock to the Corporation or any transfer agent of the Corporation in the case of conversions pursuant to subparagraph 5(b)), the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled. Subject to the provisions of subparagraph 5(f)(vii), the person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the certificate so surrendered.

        (e)   Fractional Shares.    No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Preferred Stock. If more than one share of Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered. Instead of any traditional shares of Common Stock that would otherwise be issuable upon conversion of any shares of Preferred Stock, the Corporation shall pay a cash adjustment, in respect of such fractional interest in an amount equal to that fractional interest of the Closing Price of shares of common stock as of the effective date of notice of any such conversion.

        (f)    Conversion Price Adjustments.    The Conversion Price shall be subject to adjustment from time to time as follows:

          (i)    Common Stock Issued at Less Than the Conversion Price.    If the Corporation shall issue any Common Stock other than Excluded Stock (as hereinafter defined) without consideration or for a consideration per share less than the Conversion Price in effect immediately before such issuance, the Conversion Price in effect immediately before each such issuance shall immediately (except as provided below) be reduced to the price determined by dividing (1) an amount equal to the sum of (A) the number of shares of Common Stock outstanding immediately before such issuance multiplied by the Conversion Price in effect immediately before such issuance and (B) the consideration, if any, received by the Corporation upon such issuance, by (2) the total number of shares of Common Stock outstanding immediately after such issuance.

For the purposes of any adjustment of the Conversion Price pursuant to clause (i), the following provisions shall be applicable:

            (A)  Cash.    In the case of the issuance of Common Stock for cash, the amount of the consideration received by the Corporation shall be deemed to be the amount of the cash proceeds received by the Corporation for such Common Stock before deducting therefrom any discounts, commissions, taxes or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

            (B)  Consideration Other Than Cash.    In the case of the issuance of Common Stock (otherwise than upon the conversion of shares of capital stock or other securities of the Corporation) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors, irrespective of any accounting treatment.

            (C)  Options and Convertible Securities.    In the case of the issuance of (i) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable), (ii) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

              (1)   the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subclauses (A) and (B) above), if any, received by the Corporation upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby;

              (2)   the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (determined in the manner provided in subclauses (A) and (B) above), if any, to be received by the Corporation upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof;

              (3)   on any change in the number of shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible of exchangeable securities or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised before such change, or of such convertible or exchangeable securities not converted or exchanged before such change, upon the basis of such change;

              (4)   on the expiration or cancellation of any such options, warrants or rights, or the termination of the right to convert or exchange such convertible or exchangeable securities, if the Conversion Price shall have been adjusted upon the issuance thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion of exchange of such convertible or exchangeable securities; and

              (5)   if the Conversion Price shall have been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof;

          (ii)   Excluded Stock.    "Excluded Stock" shall mean (A) shares of Common Stock issued upon conversion of shares of the Preferred Stock, (B) shares of Common Stock issued upon exercise of warrants to purchase Common Stock issued to Attkisson, Carter & Akers, Incorporated in connection with the placement of the Preferred Stock, (C) shares of Common Stock or options to purchase Common Stock issued to officers, directors or employees of, or consultants to, the Corporation pursuant to any stock option incentive, bonus or compensation program, adopted by the Corporation from time to time, (D) shares of Common Stock issued upon the exercise of Warrants to purchase Common Stock as described in the Corporation's Form 10-K for the fiscal year ended October 31, 1998, (E) shares of Common Stock issued by way of dividend or other distribution or shares of Preferred Stock, and (F) shares of Common Stock or Warrants to purchase Common Stock sold at market prices or greater for the acquisition by the Corporation of operating assets to be owned and operated by the Corporation. All shares of Excluded Stock that the Corporation has reserved for issuance shall be deemed to be outstanding for all purposes of computations under subparagraph 5(f)(i).

          (ii)   Stock Dividends, Subdivisions, Reclassifications or Combinations.    If the Corporation shall (i) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock that he would have owned or been entitled to receive had such Preferred Stock been converted immediately before such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.

          (iv)  Other Distributions.    In case the Corporation shall fix a record date for the making of a distribution to all holders of shares of its Common Stock (i) of shares of any class other than its Common Stock or (ii) of evidence of indebtedness of the Corporation or any Subsidiary or (iii) of assets (excluding cash dividends or distributions, and dividends or distributions referred to in subparagraph 5(f)(iii) above), or (iv) of rights or warrants (excluding those referred to in subparagraph 5(f)(i) (above), in each such case the Conversion Price in effect immediately prior thereto shall be reduced immediately thereafter to the price determined by dividing (1) an amount equal to the difference resulting from (A) the number of shares of Common Stock outstanding on such record date multiplied by the Conversion Price per share on such record date, less (B) the fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed, by (2) the number of shares of Common Stock outstanding on such record date. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such distribution is not made, the Conversion Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Conversion Price that would then be in effect if such record date had not been fixed.

          (v)   Consolidation, Merger, Sale, Lease or Conveyance.    In case of any consolidation with or merger of the Corporation with or into another corporation, or in case of any sale, lease or conveyance to another corporation of the assets of the Corporation as an entirety or substantially as an entirety, each share of Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Preferred Stock.

          (vi)  Rounding of Calculations; Minimum Adjustment.    All calculations under this subparagraph (e) shall be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provision of this paragraph 5 to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.05, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment that, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.05 or more.

          (vii) Timing of Issuance of Additional Common Stock Upon Certain Adjustments.    In any case in which the provisions of this subparagraph (f) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Preferred Stock converted after such record date and before occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment, provided that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares upon the occurrence of the event requiring such adjustment.

        (g)   Statement Regarding Adjustments.    Whenever the Conversion Price shall be adjusted as provided in subparagraph 5(f), the Corporation shall forthwith file, at the office of any transfer agent for the Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such a statement to be sent by mail, first class postage prepaid, to each holder of shares of Preferred Stock at its address appearing on the Corporation's records. Each such statement shall be signed by the Corporation's independent public accountants, if applicable. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of subparagraph 5(h).

        (h)   Notice to Holders.    In the event the Corporation shall propose to take any action of the type described in clause (i) (but only if the action of the type described in clause (i) would result in an adjustment in the Conversion Price), (iii), (iv) or (v) of subparagraph 5(f), the Corporation shall give notice to each holder of shares of Preferred Stock, in the manner set forth in subparagraph 5(g), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such an effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property that shall be deliverable upon conversion of shares of Preferred Stock. In the case of any action that would require the fixing of a record date, such notice shall be given at least ten days before the date so fixed, and in the case of all other action, such notice shall be given at least fifteen (15) days before the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action. The Corporation shall also give the holders of the Preferred Stock twenty (20) days prior notice of any proposed record date for a cash dividend payment with respect to the Corporation's Common Stock in excess, on an annual basis (taking into consideration any equitable adjustment for stock splits, dividends, etc.), of the dividend payable on the Preferred Stock, so as to allow the holders of Preferred Stock to convert their Preferred Stock into Common Stock and capture the dividend payable on the Common Stock.

        (i)    Treasury Stock.    For the purposes of this paragraph 5, the sale or other disposition of any Common Stock theretofore held in the Corporation's treasury shall be deemed to be an issuance thereof.

        (j)    Costs.    The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Preferred Stock; provided that the Corporation shall not be required to pay any taxes that may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Preferred Stock in respect of which shares are being issued.

        (k)   Reservation of Shares.    The Corporation shall reserve at all times so long any shares of Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Preferred Stock, 500,000 shares of Common Stock to provide for the conversion of all outstanding shares of Preferred Stock, subject to adjustment in the number of such reserved shares upon any record date described in Section 5(h) above.

        (l)    Approvals.    If any shares of Common Stock to be reserved for the purpose of conversion of shares of Preferred Stock require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the shares of Preferred Stock are then convertible is listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

        (m)  Valid Issuance.    All shares of Common Stock that may be issued upon conversion of the shares of Preferred Stock will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action that would cause a contrary result (including, without limitation, any action that would cause the Conversion Price to be less than the par value, if any, of the Common Stock).

        (n)   Sinking Fund.    No sinking funds shall be established for the retirement or redemption of the Series A Preferred Stock.

        6.    Voting Rights.

        (a)   The holders of the issued and outstanding shares of Preferred Stock shall have no voting rights except as set forth herein and as required by law.

        (b)   So long as 200,000 shares of Preferred Stock remain outstanding, without the consent of the holders of at least a majority of the shares of Preferred Stock then outstanding, given in writing or by vote at a meeting of stockholders called for such purpose, the Corporation will not (i) amend, alter or repeat any provision of the Certificate of Incorporation or By-laws of the Corporation so as to adversely affect the rights, preferences or privileges of the Preferred Stock, (ii) adopt any Certificate of Designation or supplementary instruments so as to adversely affect the rights, preferences or privileges of the Preferred Stock or (iii) merge or consolidate with or into any other person, or sell substantially all of its assets or business to any other person, unless such merger, consolidation or sale does not adversely affect the rights, preferences and privileges of the Preferred Stock.

        (b)   As long as there are at least 200,000 shares of the Preferred Stock outstanding, without the consent of the holders of at least a majority of the shares of Preferred Stock then outstanding, given in writing or by vote at a meeting of stockholders called for such purpose, the Corporation will not (i) increase the authorized amount of Preferred Stock or (ii) create any other class of Parity Stock or increase the authorized amount of any such other class or Parity Stock; (iii) create any bonds, notes or other obligations convertible into, exchangeable for or having option rights to purchase shares of stock with any preference or priority as to dividends or assets superior to or on a parity with that of the Preferred Stock; (iv) authorize the issuance of options or warrants that have an exercise price below the fair market value of the Common Stock, at the time of issuance, other than options or warrants issuable pursuant to employee or director equity incentive plans; (v) reclassify any class or series of Common Stock into shares with a preference or priority as to dividends or assets superior to or on a parity with that of the Preferred Stock; or (vi) effect any transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed.

        7.    Capital.    On any redemption of Preferred Stock, the Corporation's capital shall be reduced by an amount equal to the applicable redemption price multiplied by the number of shares of Preferred Stock redeemed on such date. The provisions of this paragraph 7 shall apply to all certificates representing Preferred Stock whether or not all such certificates have been surrendered to the Corporation.

        8.    Exclusion of Other Rights.    Except as may otherwise be required by law, the shares of preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Corporation's Certificate of Incorporation. The shares of Preferred Stock shall have no preemptive or subscription rights.

        9.    Headings of Subdivisions.    The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

        10.    Severability of Provisions.    If any right, preference or limitation of Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

        11.    Status of Reacquired Shares.    Shares of Preferred Stock that have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Delaware, have the status of authorized and unissued shares of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

        12.    Restrictions and Transferability.    Each certificate representing the Preferred Stock, and, if appropriate, securities issued upon conversion thereof, shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities or "blue sky" laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS, OFFERED OR SOLD PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENT OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR THE CORPORATION SHALL HAVE RECEIVED AN OPINION OF ITS COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

The restrictions on transfer, contained in this paragraph 12 shall be in addition to, and not by way of limitation of, any other restrictions on transfer contained in any other section of this Agreement.

MEDICAL ADVISORY SYSTEMS, INC.

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

        Medical Advisory Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

        DOES HEREBY CERTIFY:

        FIRST: That at a meeting of the Board of Directors of this corporation, a resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the corporation, declaring said amendment to be advisable, and directing that the amendment be submitted to the stockholders of the corporation for consideration thereof by them at the annual meeting of stockholders. The resolution setting forth the proposed amendment is as follows:

  RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing Article FOURTH thereof so that, as amended, said Article FOURTH reads as follows:

    "FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is eleven million (11,000,000) shares, consisting of ten million (10,000,000) shares of Common Stock having a par value of one-half cent ($0.005) per share and one million (1,000,000) shares of Preferred Stock having a par value of one dollar and seven-five cents ($1.75) per share. The holders of Common Stock shall have one vote per share and shall be entitled, voting as a class, to elect all members of the Board of Directors except the number of Directors that the holders of the Preferred Stock shall be entitled, voting as a class, to elect, but in any case the holders of the Common Stock shall be entitled to elect at least a majority of the members of the Board of Directors. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock, in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each series and to fix the designations, powers (including voting powers), preferences and rights of the shares of each series and the qualifications, limitations or restrictions thereof.

    "Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends are paid or declared and set apart for payment on shares of the Common Stock with respect to the same dividend period.

    "If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.".

        SECOND: That, thereafter, in accordance with the resolution of the Board of Directors, the annual meeting of stockholders of this corporation was duly called and held, upon notice in accordance with the provisions of Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares required by statute were voted in favor of the amendment.

        THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        FOURTH: That the effect of said amendment is to increase the number of shares of capital stock that the corporation has the authority to issue from 7,000,000 to 11,000,000, consisting of 10,000,000 shares of Common Stock having a par value of $.005 per share and 1,000,000 shares of Preferred Stock having a par value of $1.75 per share.

        IN WITNESS WHEREOF, Medical Advisory Systems, Inc. has caused this certificate to be executed by Thomas M. Hall, M.D., its President and Chief Executive Officer, this 9th day of December 1996.

MEDICAL ADVISORY SYSTEMS, INC.
By:	/s/ THOMAS M. HALL Thomas M. Hall, M.D. President and Chief Executive Officer

Certificate

for Renewal and Revival of Charter

        Medical Advisory Systems, Inc., a corporation organized under the laws of Delaware, the charter of which was voided for non-payment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

        1.     The name of this corporation is Medical Advisory Systems, Incorporated

        2.     Its registered office in the State of Delaware is located at 1209 Orange Street, City of Dover Zip Code 19801 County of Newcastle the name and address of the registered agent is The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801

        3.     The date of filing the original Certificate of Incorporation in Delaware was 12/01/81

        4.     The date when restoration, renewal and revival of the charter of this company is to commence is the 28th day of February, 1994, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

        5.     This corporation was duly organized and carried on the business authorized by its charter until the First (1st) day of March A.D. 1994 at which time its charter became inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

        IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 332 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters. Ronald W. Pickett the last and acting President, and Thomas M. Hall, M.D., the last and acting Secretary of the Medical Advisory Systems, Inc., have hereunto set their hands to this certificate this 30th day of September, 1994.

ATTEST.
/s/ RONALD M. PICKETT Last and Acting President Ronald M. Pickett /s/ THOMAS M. HALL Last and Acting Secretary Thomas M. Hall

Certificate

for Renewal and Revival of Charter

        Medical Advisory Systems, Inc., a corporation organized under the laws of Delaware, the charter of which was voided for non-payment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

        1.     The name of this corporation is Medical Advisory Systems, Inc.

        2.     Its registered office in the State of Delaware is located at 1209 Orange St. Street, City of Wilmington Zip Code 19801 County of New Castle the name and address of the registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange St., Wilmington, DE 19801

        3.     The date of filing of the original Certificate of Incorporation in Delaware was 12/01/81

        4.     The date when restoration, renewal and revival of the charter of this company is to commence is the 28th day of February, 1990, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

        5.     This corporation was duly organized and carried on the business authorized by its charter until the (1st) day of March A.D. 1990 at which time its charter became inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

        IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters. Ronald G. Scheible the last and acting President, and Ronald W. Pickett, the last and acting Secretary of Medical Advisory Systems, Inc., have hereunto set their hands to this certificate this 9th day of July, 1991.

/s/ RONALD G. SCHEIBLE Last and Acting President
ATTEST:
/s/ RONALD M. PICKETT Last and Acting Secretary

QuickLinks

  Exhibit 3.1
CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF DIGITAL ANGEL CORPORATION
CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF MEDICAL ADVISORY SYSTEMS, INC.
CERTIFICATE ELIMINATING CERTIFICATE OF DESIGNATIONS OF MEDICAL ADVISORY SYSTEMS, INC.
CERTIFICATE OF DESIGNATIONS OF SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK OF MEDICAL ADVISORY SYSTEMS, INC.
  EXHIBIT A
MEDICAL ADVISORY SYSTEMS, INC. SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK
MEDICAL ADVISORY SYSTEMS, INC. CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
Certificate for Renewal and Revival of Charter
Certificate for Renewal and Revival of Charter